Exhibit 99.1

South African Constitutional Court pronounces judgment on reserved issue

Johannesburg, March 24, 2015 – Net 1 UEPS Technologies, Inc. (the “Company”) (NasdaqGS: UEPS; JSE: NT1) today provided a further update on the SASSA tender process.

Further to the South African Constitutional Court’s (“Court”) judgment as described in the Company's press release dated March 19, 2015, the Court today passed judgment on the only remaining matter it had reserved judgment on. The Court had reserved judgment on the request by certain parties for an order directing that parties may only approach the Court for further relief if it is necessary to protect the interests of beneficiaries.

The Court did not grant the request to make it explicit that parties may only approach the Court for further relief if it is necessary to protect the interest of beneficiaries. The Court ordered that parties may only approach the Court for further relief, and stated that the interest of beneficiaries will be central to the exercise of the Court’s jurisdictional discretion when it decides whether it is in the interest of justice to entertain such an application.

The complete judgments of the Court dated March 19 and 24, 2015, are available on the Company’s website.

About Net1 (www.net1.com)
Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com